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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Nortech Systems, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Nortech Systems Incorporated

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be Held May 8, 2003

TO THE SHAREHOLDERS OF NORTECH SYSTEMS INCORPORATED:

        The Annual Meeting of Shareholders of Nortech Systems Incorporated (the "Company") will be held at the Wayzata Country Club, 200 West Wayzata Boulevard, Wayzata, Minnesota, on May 8, 2003, at 4:00 p.m., for the following purposes:

          1.    To consider and act upon the Board of Directors' recommendation to fix the number of directors of the Company at five;

          2.    To elect a Board of Directors to serve for a one-year term and until their successors are elected and qualify;

          3.    To consider and vote upon a proposal to approve the Company's 2003 Stock Option Plan.

          4.    To transact such other business as may properly come before the meeting or any adjournment thereof.

        Only shareholders of record at the close of business on March 21, 2003, will be entitled to notice of and to vote at the meeting or any adjournment thereof.

        YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE THE PROXY AND VOTE YOUR SHARES IN PERSON.

        Your attention is called to the accompanying Proxy Statement.

By Order of the Board of Directors
Bert M. Gross Secretary

April 7, 2003

Nortech Systems Incorporated

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS, MAY 8, 2003

        This Proxy Statement is furnished to shareholders of NORTECH SYSTEMS INCORPORATED, a Minnesota corporation (the "Company"), in connection with the solicitation on behalf of the Company's Board of Directors of proxies for use at the annual meeting of shareholders to be held on May 8, 2003, and at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

        The address of the principal executive office of the Company is 1120 Wayzata Boulevard East, Suite 201, Wayzata, Minnesota 55391. This Proxy Statement and form of Proxy are being mailed to shareholders of the Company on April 7, 2003.

SOLICITATION AND REVOCATION OF PROXIES

        The costs and expenses of solicitation of proxies will be paid by the Company. In addition to the use of the mails, proxies may be solicited by directors, officers and regular employees of the Company personally or by telegraph, telephone or letter with extra compensation. The Company will reimburse brokers and other custodians, nominees or fiduciaries for their expenses in forwarding proxy material to principals and obtaining their proxies.

        Proxies in the form enclosed are solicited on behalf of the Board of Directors. Any shareholder giving a proxy in such form may revoke it at any time before it is exercised. Such proxies, if received in time for voting and not revoked, will be voted at the annual meeting in accordance with the specification indicated thereon.

VOTING RIGHTS

        Only shareholders of record of the Company's 2,569,011 shares of Common Stock outstanding as of the close of business on March 21, 2003, will be entitled to execute proxies or to vote. Each share of Common Stock is entitled to one vote. A majority of the outstanding shares must be represented at the meeting, in person or by proxy, to transact business.

ELECTION OF DIRECTORS

        The bylaws of the Company provide for a Board of Directors consisting of one or more members, and further provide that the shareholders at each annual meeting shall determine the number of directors. The Company's Board of Directors recommends that the number of directors be set at five and it is intended that the proxies accompanying this statement will be voted at the 2003 meeting to establish a Board of Directors consisting of five members. All of the nominees are presently directors of the Company. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted for the election of the following five nominees:

MICHAEL J. DEGEN

MYRON KUNIN

KENNETH LARSON

RICHARD W. PERKINS

C. TRENT RILEY

        Following is information regarding the nominees:

Name	Age	Position
Michael J. Degen	58	President and Chief Executive Officer and Director
Myron Kunin	74	Chairman
Kenneth Larson	62	Director
Richard W. Perkins	72	Director
C. Trent Riley	63	Director

        From 1998 until his retirement on December 31, 2000, Mr. Degen was the Managing Director, Worldwide Operations, of The Toro Company, a manufacturer of lawn mowers, snow throwers and other products. From 1995 to 1998, he was the Managing Director, Worldwide Parts, of The Toro Company. He has been a director of the Company since May, 1998.

        Mr. Kunin has served since 1983 as Chairman of the Board of Directors of Regis Corporation, the world's largest owner, operator and franchisor of hair and retail hair product salons. He has been a director of the Company since 1990.

        Mr. Larson served as President and Chief Operating Officer of Polaris Industries from 1988 to 1998. He is the Chairman of Restaurant Technologies, Inc., an installer of automated cooking oil systems for the fast food restaurant industry. He is a director of Featherlite, Inc., and Digital Angel Corporation. He has been a director of the Company since July, 2002.

        Mr. Perkins has served since 1985 as President, Chief Executive Officer and a director of Perkins Capital Management, Inc., a registered investment advisor. He is also a director of iNTELEFILM Corporation, CNS, Inc., PW Eagle, Inc., Lifecore Biomedical, Inc., Paper Warehouse, Inc., Quantech Ltd., Synoris Life Technologies, Inc., Two Way TV (US) Inc., XOX Corporation and Vital Images, Inc. He has been a director of the Company since 1993.

        Mr. Riley has served since 1996 as President of Riley Dettman & Kelsey LLC, management consultants. He has been a director of the Company since August, 2001.

DIRECTORS MEETINGS

        There were four meetings and one written action of the Board of Directors during the last fiscal year. All directors attended all meetings of the Board and committees of the Board on which such director served.

        The Company does not have a standing nominating committee of the Board. The Compensation Committee consists of Messrs. Larson, Perkins and Riley. The Audit Committee consists of Messrs. Larson, Perkins and Riley. Each Committee met once during the last fiscal year.

EXECUTIVE OFFICERS

        The Executive Officers of the Company are as follows:

Name	Age	Position
Michael J. Degen	58	President, Chief Executive Officer and Director
Gregory D. Tweed	52	Executive Vice President and Chief Operating Officer
Garry M. Anderly	56	Senior Vice President, Corporate Finance and Treasurer
Peter L. Kucera	57	Vice President, Corporate Quality
Donald E. Horne	54	Vice President, Global Supply Chain Management

        Mr. Degen has been President and Chief Executive Officer since May, 2002.

        Mr. Tweed has been Executive Vice President and Chief Operating Officer of the Company since May, 1996. From 1993 to May, 1996, he was Senior Vice President and General Manager of the Company.

        Mr. Anderly has been Senior Vice President, Corporate Finance and Treasurer of the Company since May 1996. He was Vice President of Finance and Administration from 1991 to May 1996.

        Mr. Kucera has been Vice President, Corporate Quality of the Company since 1991.

        Mr. Horne has been Vice President, Global Supply Chain Management of the Company since February, 2003. From 1997 until February, 2003, he was Vice President, Corporate Procurement.

REPORT OF AUDIT COMMITTEE

        The Board of Directors of the Company has adopted a charter for the Audit Committee, a copy of which was included in the Company's Proxy Statement prepared in connection with the 2001 annual shareholders' meeting. The charter charges the Committee with the responsibility for, among other things, reviewing the Company's audited financial statements and the financial reporting process. In carrying out that responsibility, the committee has reviewed and discussed with management the Company's audited financial statements as of and for the year ended December 31, 2002. The Committee has also discussed with the independent auditors the matters required to be discussed by Statement of Auditing Standards 61, as amended, with the independent auditors. In addition, the Committee has reviewed the written disclosures required by Independence Standards Board Standard No. 1, which were received from the Company's independent accountants, and has discussed the independent accountants' independence with them. Based on these reviews and discussions, the Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the Company's fiscal year ended December 31, 2002.

        The members of the Audit Committee are "independent" as defined in the National Association of Securities Dealers' listing standards.

                      Kenneth Larson
                      Richard W. Perkins
                      C. Trent Riley
                       Members of the Audit Committee

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The Compensation Committee is composed of the independent outside directors whose names appear following this report. The Committee considers a variety of issues in establishing compensation policies for executive officers, with the primary basis for compensation being the financial performance of the Company. Compensation for executive officers includes three elements: base salaries, bonuses, and options to acquire Common Stock. Salaries are based on factors such as the individual's level of responsibility and the amount of salary paid to executives with similar responsibilities in comparable companies. Stock options are designed to increase the incentive for an executive's interest in the Company's long-term success as measured by the market value of its stock.

        The chief executive officers' compensation for 2002 (Quentin Finkelson from January 1, 2002, until his death on May 1, 2002, and Michael Degen for the balance of the year) was based on the policies described above, with particular emphasis upon the Company's excellent financial performance. Further, it was determined that the compensation of the chief executive officers was comparable to compensation of chief executive officers of comparable companies. The compensation of the other executive officers was set at the level necessary to attract and retain executives performing the functions being performed by such executives.

        Base salaries for executive officers are determined by evaluating the responsibilities of the position held and the experience and performance of the individual. Reference is also made to the competitive marketplace for executive talent.

        The Committee decided not to grant any stock options to its executive officers in 2002.

                      Kenneth Larson
                      Richard W. Perkins
                      C. Trent Riley
                       Members of the Compensation Committee

SUMMARY COMPENSATION TABLE

        The following table shows, for the fiscal years ended December 31, 2002, 2001 and 2000, the cash compensation paid by the Company, as well as certain other compensation paid or accrued for those years, to the Company's chief executive officer, and each of the other executive officers whose total annual compensation in 2002 exceeded $100,000.

Name and Principal Position	Year	Salary($)	Bonus($)	Long-Term Compensation Awards Options(#)	All Other Compensation ($)(2)
Michael J. Degen President, Chief Executive Officer and Director(1)	2002	104,712	67,242	0	0
Quentin E. Finkelson President/Chief Executive Officer, Secretary, and Director (January 1, 2002 - April 30, 2002)	2002 2001 2000	65,132 165,360 165,360	26,250 62,700 59,530	0 0 6,000	19,875 14,882 15,000
Gregory D. Tweed Executive Vice President and Chief Operating Officer	2002 2001 2000	134,596 131,560 131,331	83,545 53,200 47,362	0 0 6,000	15,560 0 40,495
Garry Anderly Senior Vice President, Corporate Finance and Treasurer	2002 2001 2000	117,957 115,773 115,570	72,685 43,700 41,678	0 0 6,000	8,906 0 0
Peter Kucera Vice President, Corporate Quality	2002 2001 2000	89,864 88,733 83,315	54,826 33,719 31,944	0 0 6,000	0 0 12,798
Donald E. Horne Vice President, Global Supply Chain Management	2002 2001 2000	86,579 85,342 79,706	52,881 32,430 30,724	0 0 6,000	0 0 0

(1)
Mr. Degen was elected President and Chief Executive Officer effective May 1, 2002. Prior to that date he was not employed by the company.

(2)
Represents compensation paid to the named executive officers for unused vacation.

STOCK OPTION GRANTS

Option Grants in Last Fiscal Year

        There were no stock options granted by the Company to any of the named executives in fiscal 2002.

STOCK OPTION EXERCISES AND OPTION VALUES

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

        The following table contains information concerning stock options exercised during 2002 and stock options unexercised at the end of 2002 with respect to each of the Named Executive Officers.

					Value of Unexercised In-the-Money Options/ at Fiscal Year-End ($)(1)
				Number of Unexercised Options/ at Fiscal Year-End (#)
Name	Shares Acquired on Exercise(#)		Value Realized($)
				Exercisable/Unexercisable	Exercisable/Unexercisable
Quentin E. Finkelson	127,400	(2)	312,449	0/0	0/0
Michael J. Degen	0		0	6,000/0	13,810/0
Gregory D. Tweed	7,500		39,450	42,400/3,600	84,724/13,986
Garry Anderly	5,000		26,300	32,400/3,600	67,124/13,986
Peter Kucera	0		0	17,400/3,600	38,224/13,986
Donald E. Horne	3,000		15,780	2,400/3,600	9,324/13,986

(1)
Value of unexercised in-the-money options is determined by multiplying the difference between the exercise price per share and $7.01, the closing price per share on December 31, 2002, by the number of shares subject to such options.

(2)
102,400 of the 127,400 shares were acquired through options exercised by the Estate of Quentin E. Finkelson after Mr. Finkelson's death.

EQUITY COMPENSATION PLAN INFORMATION

        The following table shows the total number of outstanding options and shares available for other future issuances of options under the Company's equity compensation plans as of December 31, 2002.

	A		B	C
Plan Category(1)	Securities To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column A)
Equity Compensation Plans Approved by Security Holders	151,000	(1)	$4.60	41,500	(2)
Equity Compensation Plans Not approved by Security Holders	0		0	0
Total	151,000		$4.60	41,500

(1)
Represents shares issuable upon the exercise of outstanding options granted under the Company's 1992 Stock Option Plan.

(2)
Represents shares remaining available under the Company's 1992 Stock Option Plan.

EMPLOYMENT ARRANGEMENTS

        During 2002, the company established an Executive Bonus Life Insurance Plan (the "Plan") for its Named Executive Officers ("Executives"). Pursuant to the Plan, the Company will pay a bonus to Executives equal to 10% of the Executives' base annual salary, as well as an additional bonus to cover federal and state income taxes incurred by the Executives. The Executives are required to purchase life insurance and retain ownership of the life insurance policy once it is purchased. The Plan provides a five-year vesting schedule in which the Executives vest in their bonus at a rate of 20% each year. Should an Executive terminate employment prior to the fifth year of vesting, that Executive must reimburse the Company for any unvested amounts.

        During 2002, the Company entered into Change of Control Agreements (the "Agreement(s)") with the Executives. The Agreements provide an inducement for each Executive to remain as an employee of the Company in the event of any proposed or anticipated change of control in the organization, including facilitating an orderly transition, and to provide economic security for the Executive after a change in control has occurred. In the event of an involuntary termination, each Executive would receive his base salary, annual bonus at time of termination, and continued participation in health, disability and life insurance plans for a period of three years. Each Executive would also receive professional outplacement services up to $10,000. Each Agreement remains in full force until the Executive terminates employment or the Company terminates the employment of the Executive.

        The Company has entered into an employment agreement with Mr. Degen, its Chief Executive Officer, effective October 1, 2002, and continuing for three years thereafter, providing (a) for a base salary of $175,000 per year, subject to increases related to the Company's general executive pay schedule during the term of the agreement, (b) that he will participate in any incentive plan for which the Company determines he is eligible and (c) that if Mr. Degen becomes unable to perform his duties because of illness or other incapacity during the term of the agreement, his compensation and his medical, dental and life insurance shall be continued for a period of 24 months. The agreement also provides that if Mr. Degen initiates the termination of employment, he will not for a period of two years following his termination of employment, anywhere in the United States or Mexico, engage in or in any business, or be connected with or employed by any organization, in direct competition with the Company's business.

DIRECTOR COMPENSATION

        The directors received no monetary compensation for their services as directors during the last fiscal year. Mr. Riley and Mr. Larson each received options to purchase 2,000 shares of the Company's stock at a purchase price of $7.11 per share. These options are exercisable to the extent of 1,000 shares on October 23, 2003, and 2,000 shares on October 23, 2004.

COMPARATIVE STOCK PRICE PERFORMANCE

        The graph below compares total shareholder return on the Company's Common Stock for the last five fiscal years with the total return on Techdyne Inc. (a peer issuer) and the NASDAQ Composite Index for the same periods. The graph assumes $100 invested on December 31, 1997.

Nortech Systems Incorporated
Comparative Stock Price Performance

	1997	1998	1999	2000	2001	2002
Nortech	100	71	44	163	123	128
Techdyne, Inc.	100	57	58	31	23	29
NASDAQ Composite	100	140	259	157	124	85

APPROVAL OF THE COMPANY'S 2003 STOCK OPTION PLAN

        The Company's 1992 Stock Option Plan provides for the grant of options for 350,000 shares of the Company's common stock. As of April 1, 2003, options have been granted for all of the 350,000 shares. The Company's Board of Directors strongly believes that a new stock option plan is needed to maintain the Company's ability to attract and retain the services of experienced and highly qualified employees and directors and to increase such persons' long-term financial stake in the Company's continued success. Therefore, the Board of Directors has approved for submission to the Shareholders at the 2003 Annual Meeting the Nortech Systems Incorporated 2003 Stock Option Plan (the "Plan").

        The following summary describes the principal aspects of the Plan. The summary is qualified in its entirety by the specific provisions of the Plan, the full text of which is set forth in Exhibit A attached hereto.

General Information

        Participation in the Plan is open to all employees of the Company or any of its subsidiaries and all members of the Board of Directors of the Company.

Types of Grants

        All options to Company employees are granted by the Compensation Committee of the Company's Board of Directors (the "Committee"). The Committee has discretion to determine whether an option grant to an employee shall be an incentive stock option or a non-qualified option. Subject to certain restrictions applicable to incentive stock options, options will be exercisable by the recipients at such times as are determined by the Committee, but in no event may the term of an option be longer than ten years after the date of grant (five years with respect to an incentive option granted to an employee holding 10% or more of the Company's stock). Both incentive and non-qualified stock options may be granted to recipients at such exercise prices as the Committee may determine, except that the exercise price of an incentive stock option shall not be less than 100% of the fair market value of the stock on the date of grant of such option (110% in the case of a grant to a 10% or greater Shareholder). All options granted to non-employee directors are granted by the full Board of Directors and are non-qualified options.

        The purchase price payable upon exercise of options may be paid in cash or by delivering stock already owned by the holder (where the fair market value of the shares delivered on the date of exercise is equal to the option price of the stock being purchased), or in a combination of cash and such stock, unless otherwise provided in the related agreement.

Shares Subject to Plan

        The Board of Directors has authorized 300,000 shares of Company stock to be issued for grants under the Plan, subject to adjustment as provided in the Plan.

Transferability

        During the lifetime of a person to whom an incentive stock option has been granted, only such person, or his or her legal representative, may exercise an option. No incentive options may be sold, assigned, transferred, exchanged, or otherwise encumbered except to a successor in the event of an option holder's death. Non-qualified options may in the discretion of the Committee or the Board of Directors be transferable to members of the optionee's family or to certain charitable organizations.

Amendment or Termination

        The Plan shall terminate on the tenth anniversary of its effective date unless terminated earlier by the Board. The Board of Directors may amend or discontinue the Plan at any time, but no amendment or termination shall be made that would impair the rights of any holder of any option granted before such amendment or termination.

Federal Tax Considerations

        The Company has been advised by its counsel that grants made under the Plan generally will result in the following tax events for United States citizens under current United States federal income tax laws.

Incentive Stock Options

        A recipient will realize no taxable income, and the Company will not be entitled to any related deduction, at the time an incentive stock option is granted under the Plan. If certain statutory employment and holding period conditions are satisfied before the recipient disposes of shares acquired pursuant to the exercise of such an option, then no taxable income will result from the exercise of such option and the Company will not be entitled to any deduction in connection with such exercise. Upon disposition of the shares after expiration of the statutory holding periods, any gain or loss realized by recipient will be a capital gain or loss. The Company will not be entitled to a deduction with respect to a disposition of the shares by a recipient after the expiration of the statutory holding periods.

        Except in the event of death, if shares acquired by a recipient upon the exercise of an incentive stock option are disposed of by such recipient before the expiration of the statutory holding periods (a "disqualifying disposition"), such recipient will be considered to have realized as compensation, taxable as ordinary income in the year of disposition, an amount, not exceeding the gain realized on such disposition, equal to the difference between the exercise price and the fair market value of the shares on the date of exercise of the option. The Company will be entitled to a deduction at the same time and in the same amount as the recipient is deemed to have realized ordinary income. Any gain realized on the disposition in excess of the amount treated as compensation or any loss realized on the disposition will constitute capital gain or loss, respectively. If the recipient pays the option price with shares that were originally acquired pursuant to the exercise of an incentive stock option and the statutory holding periods for such shares have not been met, the recipient will be treated as having made a disqualifying disposition of such shares, and the tax consequences of such disqualifying disposition will be as described above.

        The foregoing discussion applies only for regular tax purposes. For alternative minimum tax purposes an incentive stock option will be treated as if it were a non-qualified stock option, the tax consequences of which are discussed below.

Non-qualified Stock Options

        A recipient will realize no taxable income, and the Company will not be entitled to any related deduction, at the time a non-qualified stock option is granted under the Plan. At the time of exercise of a non-qualified stock option, the recipient will realize ordinary income, and the Company will be entitled to a deduction, equal to the excess of the fair market value of the stock on the date of exercise over the option price. Upon disposition of the shares, any additional gain or loss realized by the recipient will be taxed as a capital gain or loss.

Voting Requirements; Recommendation

        The affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Company entitled to vote on this item and present in person or by proxy at the Annual Meeting is required for approval of the Plan. Proxies solicited by the Board of Directors will be voted for approval of the Plan, unless shareholders specify otherwise in their proxies.

        For this purpose, a shareholder voting through a proxy who abstains with respect to approval of the amendment is considered to be present and entitled to vote on the approval of the amendment at the Annual Meeting, and is in effect casting a negative vote, but a shareholder (including a broker) who does not give authority to a proxy to vote, or withholds authority to vote, on the approval of the amendment shall not be considered present and entitled to vote on the proposal.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE 2003 STOCK OPTION PLAN.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth as of April 1, 2003, the ownership of Common Stock of the Company by each shareholder who is known by the Company to own beneficially more than 5% of the outstanding shares of the Company, by each director and by each executive officer identified in the Summary Compensation Table, and by all executive officers and directors as a group. The parties listed in the table have the voting and investment powers with respect to the shares indicated.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)		Percent of Class
Myron Kunin 7201 Metro Boulevard Edina, MN 55439	1,237,145		48.2%
Michael J. Degen	7,000		*
Richard W. Perkins	25,000		*
Gregory D. Tweed	51,100		2.0%
Garry M. Anderly	38,600		1.5%
Peter Kucera	23,600		*
Donald E. Horne	3,600		*
C. Trent Riley	2,000		*
Kenneth Larson	1,000		*
All executive officers and directors as a group (nine persons)	1,389,045	(2)	54%

(1)
Includes the following shares not currently outstanding but deemed beneficially owned because of the right to acquire such shares pursuant to options exercisable within sixty (60) days: 43,600 shares by Mr. Tweed, 33,600 shares by Mr. Anderly, 13,000 shares by Mr. Perkins, 5,000 shares by Mr. Kunin, 6,000 shares by Mr. Degen, 18,600 shares by Mr. Kucera, and 3,600 shares by Mr. Horne.

(2)
Includes 123,400 shares subject to options exercisable within sixty (60) days.

*
Less than one percent (1%).

        The Company will mail its annual report for the year 2002 on or about April 7, 2003, to all shareholders of the Company of record on March 21, 2003.

INDEPENDENT ACCOUNTANTS

        The Board of Directors has engaged KPMG, LLP, as independent accountants of the Company for 2003, pursuant to an engagement letter dated December 31, 2002. Members of the firm will be available at the annual meeting of shareholders to respond to appropriate questions and to make a statement if they desire to do so. Larson, Allen, Weishair & Co., LLP, the Company's former independent accountants, ("Larson Allen") resigned as Nortech's independent accountants effective upon completion of the December 31, 2001 audit and the September 30, 2002 quarterly review, which were completed by November 11, 2002. The decision to change accountants was approved by the Company's Audit Committee and Board of Directors. In connection with the audits for the two most recent fiscal years and through November 11, 2002, (1) there were no disagreements with Larson Allen on any matter of accounting principle or practice, financial statement disclosure, auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Larson Allen, would have caused them to make reference thereto in their report on the financial statements for such years; and (2) there have been no "reportable events" (as defined in Item 304(a)(1)(v) of Securities and Exchange Commission Regulation S-K). The reports of Larson Allen on the financial statements of the Company for the past two years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. The Company has not consulted with KPMG during the last two years on either the application of accounting principles to a specified transaction either completed or proposed or the type of audit opinion KPMG, LLP, might issue on the Company's financial statements.

Audit Fees

        The aggregate fees billed to the Company by KPMG, LLP, for professional services rendered for the audit of the Company's annual financial statements for the year 2002 were $83,883. The aggregate fees billed to the Company by Larson, Allen, Weishair & Co., LLP, for professional services rendered for the reviews of the financial statements included in the Company's Forms 10-Q for the year 2002 were $19,600.

All Other Fees

        Other than audit fees, the aggregate fees billed to the Company by Larson, Allen, Weishair & Co., LLP, for the most recent fiscal year, none of which were financial information systems design and implementation fees, were $52,447. KPMG, LLP did not bill the Company for any fees other than the audit fees disclosed above. The Audit Committee of the Board of Directors has determined that the services performed by Larson, Allen, Weishair & Co., LLP, other than audit services, were compatible with Larson, Allen, Weishair & Co., LLP, maintaining its independence.

QUORUM AND VOTE REQUIRED

        The presence in person or by proxy of the holders of a majority of the voting power of the shares of common stock issued, outstanding and entitled to vote at a meeting for the transaction of business is required to constitute a quorum. The election of each director will be decided by plurality votes. As a result, any shares not voted for director (whether by withholding authority, broker non-vote or otherwise) have no impact on the election of directors except to the extent the failure to vote for an individual results in another individual receiving a larger number of votes.

SHAREHOLDER PROPOSALS

        Any proposal by a shareholder for the annual shareholders' meeting in May, 2004, must be received by the secretary of the Company at 1120 Wayzata Boulevard East, Suite 201, Wayzata, Minnesota 55391, not later than the close of business on December 9, 2003. Proposals received by that date will be included in the 2004 proxy statement if the proposals are proper for consideration at an annual meeting and are required for inclusion in the proxy statement by, and conform to, the rules of the Securities and Exchange Commission.

        The Company's bylaws provide that a shareholder may nominate a director for election at the annual meeting or may present from the floor a proposal that is not included in the proxy statement if proper written notice is received by the secretary of the Company at its principal offices in Wayzata, Minnesota, at least 120 days in advance of the date of the proxy statement for the prior year's annual meeting. For the 2004 annual meeting, director nominations and shareholder proposals must be received on or before December 9, 2003. Shareholder proposals that are received by the Company after that date may not be presented in any manner at the 2004 annual meeting.

OTHER BUSINESS

        The management does not know of any business other than the hereinbefore set forth that may be presented for action at the annual meeting of shareholders. If any other matters are properly presented at the meeting for action, the persons named in the accompanying proxy will vote upon them in accordance with their best judgment.

By Order of the Board of Directors
BERT M. GROSS Secretary

Minneapolis, Minnesota
April 7, 2003

EXHIBIT A

NORTECH SYSTEMS INCORPORATED 2003 STOCK OPTION PLAN

        The Nortech Systems Incorporated 2003 Stock Option Plan ("2003 Plan") authorizes the Board of Directors of Nortech Systems Incorporated ("Board") and the Compensation Committee of the Board ("Committee"), as applicable, to provide employees of the Company and its subsidiaries and nonemployee directors of the Company ("Nonemployee Directors") with certain rights to acquire shares of the Company's common stock ("Nortech Stock"). The Company believes that this incentive program will benefit the Company's shareholders by allowing the Company to attract, motivate, and retain outstanding employees and directors and by providing those employees and directors stock-based incentives to strengthen the alignment of interests between those persons and the shareholders. For purposes of the 2003 Plan, the term "Company" shall mean Nortech Systems Incorporated and its subsidiaries, unless the context requires otherwise.

        1.    Administration.

          (a)    Grants to Eligible Employees.    With respect to Grants to Eligible Employees (as those terms are defined in Sections 2 and 3(a), respectively), the 2003 Plan shall be administered and interpreted by the Committee. The Committee shall determine the fair market value of Nortech Stock for purposes of the 2003 Plan. The Committee may, subject to the provisions of the 2003 Plan, from time to time establish such rules and regulations and delegate such authority to administer the 2003 Plan as it deems appropriate for the proper administration of the Plan, except that no such delegation shall be made in the case of awards intended to be qualified under Section 162(m) of the Code. The decisions of the Committee or its authorized delegatees shall be final, conclusive, and binding with respect to the interpretation and administration of the 2003 Plan and any Grant made under it.

          (b)    Grants to Nonemployee Directors.    With respect to Grants to Nonemployee Directors pursuant to Section 6, the Board shall serve to administer and interpret the 2003 Plan and any such Grants, and all duties, powers and authority given to the Committee in subsection (a) above or elsewhere in the 2003 Plan in connection with Grants to Eligible Employees shall be deemed to be given to the Board in connection with Grants to Nonemployee Directors.

        2.    Grants.

        Grants under the 2003 Plan shall consist of incentive stock options under the Code and nonqualified stock options, (collectively, "Grants"). The Committee shall approve the form and provisions of each Grant to Eligible Employees and the Board shall approve the form and provisions of each Grant to Nonemployee Directors. All Grants shall be subject to the terms and conditions set forth herein and to such other terms and conditions consistent with the 2003 Plan as the Committee or Board, as applicable, deems appropriate. Grants under a particular section of the 2003 Plan need not be uniform and Grants under two or more sections may be combined in one instrument.

        3.    Eligibility for Grants.

          (a)    Grants to Eligible Employees.    Grants may be made to any employee of the Company, including an employee who is also a member of the Board of Directors ("Eligible Employee"). The Committee shall select the persons to receive Grants ("Grantees") from among the Eligible Employees and determine the number of shares subject to any particular Grant.

          (b)    Grants to Nonemployee Directors.    Grants may be made to any member of the Board who is not an employee of the Company (a "Nonemployee Director"). The Board shall select the Grantees from among the Nonemployee Directors and determine the number of shares subject to any particular Grant.

        4.    Shares Available for Grant.

          (a)    Shares Subject to Issuance or Transfer.    Subject to adjustment as provided in Section 4(b), the aggregate number of shares of Nortech Stock that may be issued under the 2003 Plan is 300,000. The number of shares available for Grants at any given time shall be 300,000, reduced by the aggregate of all shares previously issued and of shares which may become subject to issuance under then-outstanding Grants.

          (b)    Adjustment Provisions.    If any subdivision or combination of shares of Nortech Stock or any stock dividend, reorganization, recapitalization, or consolidation or merger with the Company as the surviving corporation occurs, or if additional shares or new or different shares or other securities of the Company or any other issuer are distributed with respect to the shares of Nortech Stock through a spin-off or other extraordinary distribution, the Committee shall make such adjustments as it determines appropriate in the number of shares of Nortech Stock that may be issued or transferred in the future under Section 4(a). The Committee shall also adjust as it determines appropriate the number of shares and Option Price in outstanding Grants made before the event.

        5.    Stock Option Grants to Eligible Employees.

        The Committee may grant to Eligible Employees options qualifying as incentive stock options under the Code ("Incentive Stock Options"), and nonqualified stock options (collectively, "Stock Options"). The following provisions are applicable to Stock Options granted to Eligible Employees:

          (a)    Option Price.    The Committee shall determine the price or prices at which Nortech Stock may be purchased by the Grantee under a Stock Option ("Option Price") which shall be not less than the fair market value of Nortech Stock on the date the Stock Option is granted (the "Grant Date"). In the Committee's discretion, the Grant Date of a Stock Option may be established as the date on which Committee action approving the Stock Option is taken or any later date specified by the Committee. Once established, the Option Price may not be reduced except in the case of adjustments under Section 4(b).

          (b)    Option Exercise Period.    The Committee shall determine the option exercise period of each Stock Option. The period shall not exceed ten years from the Grant Date.

          (c)    Exercise of Option.    A Stock Option will be deemed exercised by a Grantee upon delivery of (i) a notice of exercise to the Company or its representative as designated by the Committee, and (ii) accompanying payment of the Option Price if the Stock Option requires such payment at the time of exercise. The notice of exercise, once delivered, shall be irrevocable.

          (d)    Satisfaction of Option Price.    A Stock Option shall require payment of the Option Price upon exercise. The Grantee shall pay or cause to be paid the Option Price in cash, or with the Committee's permission, by delivering (or providing adequate evidence of ownership of) shares of Nortech Stock already owned by the Grantee and having a fair market value on the date of exercise equal to the Option Price, or a combination of cash and such shares.

          (e)    Share Withholding.    With respect to any nonqualified option, the Committee may, in its discretion and subject to such rules as the Committee may adopt, permit or require the Grantee to satisfy, in whole or in part, any withholding tax obligation which may arise in connection with the exercise of the nonqualified option by having the Company withhold shares of Nortech Stock having a fair market value equal to the amount of the withholding tax.

          (f)    Limits on Incentive Stock Options.    The aggregate fair market value of the stock covered by Incentive Stock Options granted under the 2003 Plan or any other stock option plan of the Company or any subsidiary or parent of the Company that become exercisable for the first time by any employee in any calendar year shall not exceed $100,000. The aggregate fair market value will be determined at the Grant Date. An Incentive Stock Option may be granted to an Eligible Employee who, on the Grant Date, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary or parent of the Company, only if the option exercise period does not exceed five years and the exercise price is at least 110% of the market value of Nortech Stock on the Grant Date.

        6.    Stock Option Grants to Nonemployee Directors.

        The Board may grant Stock Options to Nonemployee Directors pursuant to the following provisions:

          (a)    Option Price.    The Board shall determine the price or prices at which Nortech Stock may be purchased by the Nonemployee Director under a Stock Option ("Option Price") which shall be not less than the fair market value of Nortech Stock on the date the Stock Option is granted (the "Grant Date"). In the Board's discretion, the Grant Date of a Stock Option may be established as the date on which Board action approving the Stock Option is taken or any later date specified by the Board. Once established, the Option Price may not be reduced except in the case of adjustments under Section 3(b).

          (b)    Option Exercise Period.    The Board shall determine the option exercise period of each Stock Option. The period shall not exceed ten years from the Grant Date.

          (c)    Exercise of Option.    A Stock Option will be deemed exercised by a Nonemployee Director upon delivery of (i) a notice of exercise to Nortech or its representative as designated by the Board, and (ii) accompanying payment of the Option Price. The notice of exercise, once delivered, shall be irrevocable.

          (d)    Satisfaction of Option Price.    A Stock Option shall require payment of the Option Price upon exercise. The Grantee shall pay or cause to be paid the Option Price in cash, or with the Board's permission, by delivering (or providing adequate evidence of ownership of) shares of Nortech Stock already owned by the Grantee and having a fair market value on the date of exercise equal to the Option Price, or a combination of cash and such shares.

        7.    Amendment and Termination of the 2003 Plan.

          (a)    Amendment.    The Board may amend or terminate the 2003 Plan, but no amendment shall (i) allow the repricing of Stock Options, (ii) allow the grant of Stock Options at an Option Price below the fair market value of Nortech Stock on the Grant Date, (iii) increase the number of shares authorized for issuance or transfer pursuant to Section 4(a); (iv) increase the maximum limitations on Grants imposed under Section 5(f); (v) permit options to be granted to any persons other than Eligible Employees and Nonemployee Directors; or increase the benefits or provide for additional new benefits not specifically presently authorized in the 2003 plan; unless in any case such amendment receives approval of the shareholders of the Company.

          (b)    Termination of 2003 Plan.    The 2003 Plan shall terminate on the tenth anniversary of its effective date unless terminated earlier by the Board.

          (c)    Termination and Amendment of Outstanding Grants.    A termination or amendment of the 2003 Plan that occurs after a Grant is made shall not result in the termination or amendment of the Grant unless the Grantee consents or unless the Committee acts under Section 9(e). The termination of the 2003 Plan shall not impair the power and authority of the Committee or its delegatees with respect to outstanding Grants. Whether or not the 2003 Plan has terminated, an outstanding Grant may be terminated or amended under Section 9(e) or may be amended (i) by agreement of the Company and the Grantee consistent with the 2003 Plan or (ii) by action of the Committee provided that the amendment is consistent with the 2003 Plan and is found by the Committee not to impair the rights of the Grantee under the Grant.

        8.    Change in Control.

          (a)    Effect on Grants.    Unless the Committee shall otherwise expressly provide in the agreement relating to a Grant, upon the occurrence of a Change in Control (as defined below) each outstanding Stock Option that is not then fully exercisable shall automatically become fully exercisable and shall remain so for the period permitted in the agreement relating to the Grant.

          (b)    Change in Control.    For purposes of the 2003 Plan, a Change in Control shall mean the happening of any of the following events:

              (i)  The acquisition by any "person," as that term is used in Sections 13(d) and 14(d) of the 1934 Act of "beneficial ownership," as defined in Rule 13d-3 under the 1934 Act, directly or indirectly, of 20% or more of the shares of the Company's capital stock the holders of which have general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of the Company (or which would have such voting power but for the application of the Minnesota Control Share Statute) ("Voting Stock");

            (ii)  approval by the shareholders of the Company of a merger, share exchange, or consolidation of the Company (a "Transaction"), other than a Transaction which would result in the Voting Stock of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the Voting Stock of the Company or such surviving entity immediately after such Transaction; or

            (iii)  approval by the shareholders of the Company of a complete liquidation of the Company or a sale or disposition of all or substantially all the assets of the Company.

        9.    General Provisions.

          (a)    Prohibitions Against Transfer.    (i) Except as provided in part (ii) of this subparagraph, only a Grantee or his or her authorized legal representative may exercise rights under a Grant. Such persons may not transfer those rights. The rights under a Grant may not be disposed of by transfer, alienation, pledge, encumbrance, assignment, or any other means, whether voluntary, involuntary, or by operation of law, and any such attempted disposition shall be void; provided, however, that when a Grantee dies, the personal representative or other person entitled under a Grant under the 2003 Plan to succeed to the rights of the Grantee ("Successor Grantee") may exercise the rights. A Successor Grantee must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Grantee's will or under the applicable laws of descent and distribution.

            (ii)  Notwithstanding the foregoing, the Board or the Committee may, in its discretion and subject to such limitations and conditions as the Board or the Committee deems appropriate, grant nonqualified stock options on terms which permit the Grantee to transfer all or part of the stock option, for estate or tax planning purposes or for donative purposes, and without consideration, to a member of the Grantee's immediate family (as defined by the Board or the Committee), a trust for the exclusive benefit of such immediate family members, or a partnership, corporation or limited liability company the equity interests of which are owned exclusively by the Grantee and/or one or more members of his or her immediate family or to a tax-exempt organization qualified under Section 501(c) of the Code. No such stock option or any other Grant shall be transferable incident to divorce. Subsequent transfers of a stock option transferred under this part (ii) shall be prohibited except for transfers to a Successor Grantee upon the death of the transferee.

          (b)    Substitute Grants.    The Committee may make a Grant to an employee of another corporation who becomes an Eligible Employee by reason of a corporate merger, consolidation,

  acquisition of stock or property, reorganization or liquidation involving the Company in substitution for a stock option granted by such other corporation ("Substituted Stock Option"). The terms and conditions of the substitute Grant may vary from the terms and conditions that would otherwise be required by the 2003 Plan and from those of the Substituted Stock Options. The Committee shall prescribe the exact provisions of the substitute Grants, preserving where practical the provisions of the Substituted Stock Options, and shall also determine the number of shares of Nortech Stock to be taken into account under Section 4.

          (c)    Subsidiaries.    The term "subsidiary" means a corporation, limited liability company or similar form of entity of which the Company owns directly or indirectly 50% or more of the voting power.

          (d)    Fractional Shares.    Fractional shares shall not be issued or transferred under a Grant, but the Committee may pay cash in lieu of a fraction or round the fraction.

          (e)    Compliance with Law.    The 2003 Plan, the exercise of Grants, and the obligations of the Company to issue or transfer shares of Nortech Stock under Grants shall be subject to all applicable laws and regulations and to approvals by any governmental or regulatory agency as may be required. The Board or the Committee may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory law or government regulation. The Board or the Committee may also adopt rules regarding the withholding of taxes on payment to Grantees.

          (f)    Ownership of Stock.    A Grantee or Successor Grantee shall have no rights as a shareholder of the Company with respect to any shares of Nortech Stock covered by a Grant until the shares are issued or transferred to the Grantee or Successor Grantee on the Company's books.

          (g)    No Right to Employment or to Future Grants.    The 2003 Plan and the Grants under it shall not confer upon any Grantee the right to continue in the employment of the Company or as a member of the Board or affect in any way (i) the right of the Company to terminate the employment of a Grantee at any time, with or without notice or cause, or (ii) any right of the Company or its shareholders to terminate the Grantee's service on the Board. The receipt of one or more Grants by a Grantee shall not confer upon the Grantee any rights to future Grants.

          (h)    Foreign Jurisdictions.    The Committee may adopt, amend, and terminate such arrangements and make such Grants, not inconsistent with the intent of the 2003 Plan, as it may deem necessary or desirable to make available tax or other benefits of the laws of foreign jurisdictions to Grantees who are subject to such laws. The terms and conditions of such foreign Grants may vary from the terms and conditions that would otherwise be required by the 2003 Plan.

          (i)    Governing Law.    The 2003 Plan and all Grants made under it shall be governed by and interpreted in accordance with the laws of the State of Minnesota, regardless of the laws that might otherwise govern under applicable Minnesota conflict-of-laws principles.

          (j)    Effective Date of the 2003 Plan.    The 2003 Plan shall become effective upon its approval by the Company's shareholders at the annual meeting to be held on May 8, 2003, or any adjournment of the meeting.

NORTECH SYSTEMS INCORPORATED

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

May 8, 2003

NORTECH SYSTEMS INCORPORATED	proxy

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS and will be voted as directed herein. If no direction is given, this proxy will be voted FOR the proposal to fix the number of directors at five, FOR all the nominees listed in paragraph 2, and FOR approval of the Company's 2003 Stock Option Plan.

The undersigned hereby appoints Michael J. Degen and Garry Anderly and either of them, proxies for the undersigned, with full power of substitution, to represent the undersigned and to vote all of the shares of the Common Stock of Nortech Systems Incorporated (the Company) which the undersigned is entitled to vote at the annual meeting of shareholders of the Company to be held on May 8, 2003, and at any and all adjournments thereof.

See reverse for voting instructions.

- Please detach here -

1.	To fix the number of directors of the Company at five.	☐ For	☐ Against	☐ Abstain
2.	Election of directors:	01 Michael J. Degen 02 Kenneth Larson 03 Myron Kunin	04 Richard W. Perkins 05 C. Trent Riley	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

3.	To approve the Company's 2003 Stock Option Plan.	☐ For	☐ Against	☐ Abstain
4.	In their discretion, on such other matters as may properly come before the meeting.
Date	, 2003

Where stock is registered jointly in the names of two or more persons ALL should sign. Signature(s) should correspond exactly with the name(s) as shown above. Please sign and date and return promptly in the enclosed envelope. No postage need be affixed if mailed in the United States.

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ANNUAL MEETING OF SHAREHOLDERS, MAY 8, 2003
SOLICITATION AND REVOCATION OF PROXIES
VOTING RIGHTS
ELECTION OF DIRECTORS
DIRECTORS MEETINGS
EXECUTIVE OFFICERS
REPORT OF AUDIT COMMITTEE
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
STOCK OPTION GRANTS
STOCK OPTION EXERCISES AND OPTION VALUES
EQUITY COMPENSATION PLAN INFORMATION
EMPLOYMENT ARRANGEMENTS
DIRECTOR COMPENSATION
COMPARATIVE STOCK PRICE PERFORMANCE
Nortech Systems Incorporated Comparative Stock Price Performance
APPROVAL OF THE COMPANY'S 2003 STOCK OPTION PLAN
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
INDEPENDENT ACCOUNTANTS
QUORUM AND VOTE REQUIRED
SHAREHOLDER PROPOSALS
OTHER BUSINESS
EXHIBIT A NORTECH SYSTEMS INCORPORATED 2003 STOCK OPTION PLAN